EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 10, 2010 for Ryerson Holding Corporation and Subsidiary Companies and March 31, 2010 for Ryerson Inc. and Subsidiary Companies, in the Registration Statement (Form S-4 No. 333-164484) and related Prospectus of Ryerson Holding Corporation for the Exchange of 14 ½ % Senior Discount Notes due 2015 of up to $ 483,000,000 in aggregate principal amount at maturity.

/s/ Ernst & Young LLP

Chicago, IL

September 13, 2010